Exhibit 99.1
GTSI Board Approves Share Repurchase Program
HERNDON, VA. — June 12, 2009 — GTSI Corp. (NASDAQ: GTSI), an enterprise IT infrastructure solutions and services provider to the government, announced today that its Board of Directors authorized a program to purchase GTSI’s common stock over the next two years for an aggregate purchase price not to exceed $5 million.
“Our Board of Director’s authorization of this purchase program reflects its confidence in GTSI’s prospects and is one of several steps that the Board is taking to maximize shareholder value,” said Jim Leto, GTSI’s Chief Executive Officer. “Given the Company’s improving results and outlook for 2009, we believe that the share purchase program is in the best interests of GTSI and its shareholders.”
Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including SEC Rule 10b-18. GTSI expects to make some purchases of its common stock pursuant to a trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Any share purchases not made under the Rule 10b5-1 plan will be at times and in amounts determined by GTSI’s management, and will depend upon market conditions and other factors.. The share purchase program does not obligate GTSI to purchase any particular number of shares and the program may be suspended or discontinued at any time.
As of June 11, 2009, GTSI had 9,629,744 shares of common stock outstanding and the closing price of such common stock was $5.55 per share.
About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows customers to implement solutions quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com/About.
GTSI Contacts:
Paul Liberty
703.502.2540
paul.liberty@gtsi.com